Exhibit 10.28-1

ADVISORY SERVICES AND SEPARATION AGREEMENT

THIS ADVISORY SERVICES AND SEPARATION AGREEMENT (this “Agreement”) is entered into by and between MagnaChip Semiconductor, Ltd., a Korean limited liability company (the “Company”), and Tae Young Hwang, an individual (the “Executive,” and together with the Company hereinafter referred to as the “Parties” and each a “Party”) on April 30, 2015.

RECITALS

A. Reference is made to a certain Entrustment Agreement dated as of October 6, 2004 between the Parties (the “Entrustment Agreement”), whereby the Executive agreed to perform certain duties for the Company.

B. Reference is also made to that certain resignation letter dated as of April 30, 2015 (the “Resignation”), whereby the Executive voluntarily resigned, effective as of the date hereof, from his service as President, Chief Operating Officer and all other positions with MagnaChip Semiconductor Corporation (“MX”) and each of MX’s direct and indirect subsidiaries (including all positions at the Company).

C. The Executive desires to enter into this Agreement to confirm his voluntary resignation from the Company and the terms of the advisory services he will provide as an independent contractor to the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and agreements herein contained, and for other good and valuable consideration, intending to be legally bound, the Parties hereto do hereby agree as follows:

TERMS AND CONDITIONS

1.	Resignation and Termination of Service

(a) Effective as of May 31, 2015 (the “Effective Date”), the Executive hereby voluntarily resigns from and terminates any and all of his relationships with the Company. Each Party hereby acknowledges that, as of the time immediately prior to the Effective Date, the Executive was not, under any applicable law, an employee of any affiliate of the Company; to the extent that, under any applicable law, the Executive is deemed to be an employee of any affiliate of the Company, the Executive hereby voluntarily resigns from and terminates his employment with such affiliate effective as of the Effective Date.

(b) In consideration for the Executive’s voluntary separation from his service with the Company as provided in Section 1(a) above and the agreements and covenants of the Executive made herein, the Company shall provide the Executive with the payments and benefits described in and conditioned upon the terms set forth in Sections 2 and 3 below.

(c) Other than as set forth below, the Executive hereby acknowledges that the payments and benefits provided pursuant to Section 2 below are in full and final satisfaction of every entitlement, right or claim which the Executive might have had in respect of his relationship with the Company and its affiliates, and without limiting the generality of the foregoing, the satisfaction of any entitlements or claims that the Executive may have to salary, bonus, incentives, allowances, all other benefits and compensation, leaves, severance or termination payments and all and any other legal and statutory entitlements, in respect of or arising from his service with the Company. The foregoing is not intended to modify in any way the Executive’s rights with respect to indemnification and insurance coverage, nor to modify in any way the Executive’s entitlement to compensation and benefits already earned up to and including the Effective Date.

2.	Separation Payments and Benefits

Subject to the other provisions of this Agreement, during the Term (as defined in Section 3(a)), the Company shall provide the following payments and other benefits to the Executive:

(a) Separation Payment. Subject to Section 3(b) below, the Company shall pay the Executive a lump sum payment of KRW 1,103,424,670, which is equal to 100% of all of the Executive’s accrued pension benefits as of the Effective Date, by check or electronic transfer within two weeks of the Effective Date.

(b) No Annual Incentive. The Parties hereto agree that the Executive shall not be eligible to earn any annual cash or stock bonus, option or other incentive.

(c) Options. Each stock option granted to the Executive pursuant to the Company’s 2009 Common Unit Plan or its 2011 Equity Incentive Plan (the “Plans”) that remains outstanding and unexercised as of the Effective Date (collectively, the “Outstanding Options”) shall remain exercisable through the date that is 18 months after the Effective Date (to the extent not exercised prior to such date), or, if earlier, until a Change in Control (as defined in the Plans), or expiration of the original term of the Outstanding Options, subject in all cases to the terms and restrictions of the Plans, at which time any then-unexercised Outstanding Options shall expire and terminate and the Executive shall have no further rights with respect to such expired and terminated Outstanding Options.

(d) No Other Benefits. The Executive shall not be entitled to any statutory benefits under the Company’s severance benefits policy or any other benefits except as expressly set forth in this Section 2, including in connection with any cooperation or consulting services that the Executive provides to the Company pursuant to Section 2(f) below. Furthermore, the Executive’s indemnity and contractual rights to reimbursement for attorney’s fees and costs, as currently implemented, in connection with the SEC’s pending investigation, the existing class action and shareholder derivative lawsuits, and such rights as applied to any future lawsuits or legal proceedings, as otherwise defined under the law and contractually, shall not be affected by this Agreement or by its termination.

(e) Expenses. During the Term of this Agreement and thereafter, the Company shall reimburse the Executive for out-of-pocket expenses that are reasonably incurred by the Executive with respect to the cooperation or consulting services that the Executive provides to the Company pursuant to Section 2(f) below; provided that such expenses (i) have been approved in advance by the Chief Executive Officer of the Company and (ii) are evidenced with receipts or other documentation reasonably acceptable to the Company.

(f) Advisory Duties and Fees. Following the Effective Date of this Agreement and during the Term of this Agreement, the Parties agree that the Executive shall act in an advisory capacity and provide best efforts in assisting the Company and its affiliates in the following areas (collectively, the “Advisory Services”), all at the direction of the MX Board and the Chief Executive Officer of the Company:

•	support the CEO in his communication with and exercise of authority over other executives;

•	advise and assist in the management of production processes, including the implementation of relevant cost-cutting measures;

•	facilitate a smooth transition in leadership with respect to positions that the Executive will vacate;

•	assist with the LG Display business;

•	assist with labor union negotiations;

•	cooperate with the Company in connection with any pending litigation or investigation relating to the Company or its affiliates, including by providing any information or documents at the Company’s request;

•	cooperate with the investigation being conducted by the U.S. Securities and Exchange Commission (the “SEC”), including by providing testimony, as may be requested by the SEC, provided that the Executive will not be required to testify in the United States unless he receives adequate protection via a safe passage letter, as reasonably determined by the Executive’s legal counsel; and

•	any other matters the Company requests in its reasonable discretion.

In exchange for the Advisory Services and the Executive’s cooperation under this Agreement, the Company agrees to the following terms and conditions:

•	During the Term, the Company will pay the Executive a monthly amount of KRW 27,439,200, which is 80% of his current monthly salary, payable on a monthly basis; and

•	During the Term, the Company will provide the Executive with a car and driver service (similar to the service provided to the Executive by the Company immediately prior to the Effective Date), solely for use in connection with the provision of Advisory Services by the Executive and not for general use purposes.

•	During the Term, the Company will provide “4 Major Social Security Insurance Schemes” for the Executive and his dependents and annual medical examination (consistent with the examinations the Executive received prior to signing this Agreement) for the Executive and his spouse.

The Parties agree that during the Term, the Executive will be acting as an independent contractor, and the Company will have no obligations to the Executive other than as specified in this Section 2(f).

3.	Term and Termination

(a) This Agreement shall be effective as of the Effective Date and, unless sooner terminated pursuant to Section 3(b) below, shall continue until the date that is 24 months after the Effective Date, at which time this Agreement shall automatically expire. The period during which this Agreement is effective is referred to herein as the “Term.”

(b) This Agreement, including the Advisory Services described in Section 2(f), may be terminated by the Company at any time prior to its automatic expiration, under the following circumstances: (i) the Executive’s breach of this Agreement that, if susceptible to cure, has not been cured as reasonably determined by the Company within five (5) business days after notice requesting cure is delivered to the Executive by the Company; provided that the Company’s notice shall describe in reasonable detail the alleged breach and the Company’s proposed resolution as well as the possibility of termination of this Agreement; (ii) the Executive’s plea of nolo contendre or guilty to, or conviction of, any crime related to the Executive’s services with the Company; or (iii) death or impairment of the Executive’s physical and/or mental condition such that it inhibits him from performing his duties hereunder. This Agreement, including the Advisory Services described in Section 2(f), may also be terminated by the Executive at any time for any reason. Termination of this Agreement pursuant to this Section 3(b) shall be effective immediately upon notice of such termination to the Executive or the Company. This Agreement is expressly conditioned upon the Executive’s continued cooperation with the Company as provided in Section 4(b) below and the failure to cooperate will be grounds for the Company to terminate this Agreement; provided that, if the Company fails to pay fees and expenses that are due pursuant to Section 2, the Company may not terminate this Agreement based on the Executive’s refusal to cooperate.

(c) In the event that this Agreement is terminated pursuant to Sections 3(b) above, all payments, obligations and benefits required to be provided under Section 2 and Section 4(b) shall cease immediately.

(d) Notwithstanding expiration or termination of this Agreement, all of the provisions of this Agreement shall survive except for Sections 2(f), 4(b) and 7. Subject to the foregoing, upon expiration or termination, this Agreement shall have no further effect, and the Parties shall not have any liability to each other; provided that nothing herein shall relieve the Parties from liability for any breach of this Agreement prior to such expiration or termination or liability arising under or relating to any other agreement or arrangements that are not subject to modification or otherwise superseded by this Agreement, including the Executive’s rights with respect to indemnification and insurance coverage.

4.	Covenants

(a) Payment of Salary and Receipt of All Benefits. The Executive acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to the Executive.

(b) Cooperation. During the Term of this Agreement and subject to the terms and conditions hereof, from time to time as requested by the Company, MX, the Audit Committee of the Board of Directors of MX (the “Audit Committee”) or the Board of Directors of MX (the “MX Board”), the Executive shall cooperate with the Company and MX in all respects, including cooperating in any review by the Audit Committee and in any related reviews, investigations and any restatement or transition related work, in each case as the Company, MX, the Audit Committee, the MX Board or the Chief Executive Officer of MX (or his replacement or designee) may require. Without limiting and in furtherance of the foregoing, the Executive shall also cooperate with the Company and MX in all respects in connection with any formal or informal request, inquiry, investigation, or other proceeding involving any regulatory or enforcement organization, governmental or otherwise, including the SEC, the U.S. Department of Justice and other U.S. and non-U.S. authorities. Such cooperation shall include the Executive being reasonably available (including the Executive traveling to the United States, provided that the Executive will not be required to testify in the United States unless he receives adequate protection via a safe passage letter, as reasonably determined by the Executive’s legal counsel) for consultation, interviews or testimony; the Executive providing or making reasonably available relevant documents and information; the Executive providing truthful testimony; and the Executive coordinating activities with the Company to the extent reasonable. For the avoidance of doubt, the Executive, in providing such services, shall be an independent contractor and shall not be an employee of the Company or any of its affiliates, and the Executive shall not be entitled to any additional compensation beyond that provided in Section 2 above for cooperating in the manner required by this Agreement. The Parties agree that, while the Executive shall continue to keep himself available to provide full-time services during the Term on projects specifically requested by the Company, the Executive is not required to report to the Company’s office on a regular basis or perform other duties of a full-time employee.

(c) Non-Disparagement. The Executive agrees to refrain from any disparagement, defamation, libel or slander of any of the Releasees (as defined below), and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees described in Section 5 below.

(d) Non-Solicitation and Non-Competition. The Executive agrees that during the Term and for a period of one (1) year immediately following the Term, the Executive shall not directly or indirectly solicit any of the Company’s employees to leave their employment with the Company and shall not engage in any activities or services that are competitive with the Company or any of its affiliates.

(e) Confidential Information. The Executive acknowledges that he has had and will have access to confidential or proprietary information relating to the business of, or belonging to, the Company or its affiliates, including proprietary or confidential information, technical data, trade secrets, or know-how in respect of research, product plans, products, service, customer, markets, computer software (including object code and source code), data and database, outcomes research, documentation, instructional material, developments, inventions, processes, formulas, technology, design, drawings, engineering, hardware, configuration information, models, manufacturing processes, sales information, cost information, business plans, business opportunities, marketing, finances or other business information disclosed to the Executive in any manner including by drawings or observations of parts or equipment, etc. (individually and collectively, “Confidential Information”), all of which have substantial value of the Company.

(i) During the Term and thereafter, the Executive may from time to time be provided documents in order to meet his obligation to cooperate pursuant to Section 2(f). The Executive acknowledges the confidential nature of such documents and agrees to treat them as “Confidential Information” as otherwise provided for herein.

(ii) The Executive acknowledges that he shall not, without the prior written consent of the Company, (A) use any Confidential Information except in the course of providing services contemplated in Section 2(f) above, or (B) disclose any Confidential Information to any third party other than (1) the Executive’s legal counsel to the extent necessary for such legal counsel’s representation of the Executive (it being agreed that any legal counsel to whom Confidential Information is communicated shall be informed by the Executive of the confidential nature of the Confidential Information and such legal counsel shall be bound by an obligation of confidentiality, no less restrictive than the terms of this Agreement, not to disclose that information to any other person, with the Company being the beneficiary of such obligation, and it being further agreed that, if any such legal counsel discloses any Confidential Information to its employees or consultants, then any unauthorized use or disclosure of Confidential Information by such persons shall be deemed a breach of such counsel’s confidentiality obligation) and (2) as required by applicable laws, provided that the Executive gives the Company prompt written notice of such requirement prior to such disclosure and gives assistance in obtaining an order protecting the information from public disclosure.

(iii) During the Term and thereafter, the Executive shall respect and adhere to any non-disclosure, confidentiality or similar agreements to which the Company or any of its affiliates are a party or subject.

(iv) The Executive hereby confirms that all Confidential Information and Company Materials (as defined below) are and shall remain the exclusive property of the Company. During the Term and thereafter, upon the request of the Company, the Executive shall either return or destroy all Company Materials, or any reproduction of such materials, apparatus, equipment and other physical property; provided that the Company shall, upon the Executive’s written request, provide a written statement by its counsel confirming that the Company’s request for return or destruction, as the case may be, is in compliance with all applicable laws; and provided further that the Company shall reimburse all costs reasonably incurred therefor. For purpose of this Agreement, “Company Materials” are documents or other media or tangible items that contain or embody Confidential Information or any other information concerning the business, operation or plans of the Company, whether such documents have been prepared by the Executive or others.

(f) Entrustment Agreement Covenants. The Executive shall respect and adhere to Article 7 (Service Inventions, Etc.) and Article 8 (Confidentiality and Non-Competition) of the Entrustment Agreement in accordance with the terms thereof.

5.	Release of Claims

The Executive agrees that, as of the Effective Date, except for the payments and benefits described in Section 2 above, all amounts and all outstanding obligations owed to the Executive by the Company, MX or any of their direct or indirect subsidiaries, or any of their respective shareholders, directors, officers, managers, members, supervisors, agents and employees have been paid in full. The Executive, on the Executive’s own behalf, and on behalf of the Executive’s respective heirs, family members, executors, agents and assigns, hereby fully and forever releases the Company, MX, all of their direct and indirect subsidiaries, and all of their respective shareholders, directors, officers, managers, members, supervisors, agents and employees, and their respective predecessors, successors and assigns (collectively, the “Releasees”), from, and agree not to sue for, file, make complaint or prosecute any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the Executive may possess arising from any omissions, acts or facts that have occurred from the beginning of time up until and including the end of the Term, including:

(a) any and all claims relating to or arising from the Executive’s relationship with the Company, MX (or any of their respective affiliates) and the termination of that relationship;

(b) any and all claims under the law of any jurisdiction, including those relating to wrongful discharge of employment, constructive discharge from employment, termination in violation of public policy, employment discrimination (including claims under Korean Law and the laws of the State of California, and in this regard the Executive acknowledges that the payments and related benefits provided in Section 2 above constitute additional consideration for the release of those claims), harassment, retaliation, breach of contract, both express and implied, breach of a covenant of good faith and fair dealing, both express and implied, promissory estoppel, negligent or intentional infliction of emotional distress, invasion of privacy, workers’ compensation or disability benefits; and

(c) any and all claims for violation of any U.S. federal, state, or municipal statute, including: Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act.

The Executive agrees and acknowledges that the release set forth in this Section 5 shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under, or expressly reserved as unaffected by, this Agreement.

6.	Unknown Claims

The Executive acknowledges that he has been advised to consult with legal counsel and that he is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the Releasee. The Executive, being aware of said principle, agrees to expressly waive any rights he may have to that effect, as well as under any other statute or common law principles of similar effect.

7.	Documents

During the Term of this Agreement, for so long as the Executive is complying with the covenants set forth in Section 4(b) (as reasonably determined by the Company), the Company agrees to provide the Executive with reasonable access to documents related to the SEC’s investigation of the Company and any related litigation.

8.	General Provisions

(a) Tax Withholding. Any payment or benefit provided to the Executive hereunder shall be paid after withholding tax pursuant to the applicable law of Republic of Korea.

(b) Notices. Any notice hereunder by a Party to the other Party shall be given in writing by personal delivery, or by courier (via a reputable international delivery company), or by email (but only if the recipient confirms receipt by reply email), in any case delivered to the applicable address set forth below:

(i)	To the Company:	MagnaChip Semiconductor, Ltd.
424, Teheran-ro, Gangnam-gu
Seoul 135-738, Republic of Korea
Email: theodore.kim@magnachip.com
Attn: General Counsel

	With a copy to:	Jones Day
1755 Embarcadero Road
Palo Alto, CA 94303
Email: mreagan@jonesday.com
Attn: Micheal J. Reagan
and:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Email: dkramer@paulweiss.com
Attn: Daniel J. Kramer

(ii)	To the Executive:	Tae Young Hwang
Email: tyhwang0091@naver.com

	With a copy to:	Ekwan E. Rhow
Bird, Marella, Boxer, Wolpert, Nessim, Drooks, Lincenberg & Rhow, P.C.
1875 Century Park East, 23rd Floor
Los Angeles, CA 90067-2561
Email: eer@birdmarella.com
and:
Taek Rim Oh
Lee & Ko
Hanjin Building
63 Namdaemun-ro, Jung-gu
Seoul 100-770, Republic of Korea
Email: tro@leeko.com

or to such other persons or other addresses as one Party may specify to the other Party by notice. Delivery shall be deemed effective (A) in the case of personal delivery, upon receipt, (B) in the case of courier, three (3) business days after dispatch, and (C) in the case of email, upon recipient’s confirmation of receipt.

(c) Amendment. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by both Parties. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(d) Severability. If any term or provision hereof is determined to be invalid or unenforceable in a final court or arbitration proceeding, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(e) Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the Republic of Korea.

(f) Entire Agreement. With the exception of Articles 7 and 8 of the Entrustment Agreement, this Agreement contains the entire agreement of the Executive, the Company and any predecessors or affiliates thereof with respect to the subject matter hereof, and all prior agreements (including the Entrustment Agreement) and negotiations are superseded hereby as of the Effective Date, other than to the extent expressly provided for herein or in prior agreements between the Company and the Executive concerning confidentiality or otherwise protecting the Company’s information and trade secrets. MX is a third-party beneficiary to this Agreement.

(g) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation.”

(h) Counterparts. This Agreement may be executed by the Parties hereto in counterparts, each of which shall be deemed an original, but both such counterparts shall together constitute one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement, effective as of the day and year first written above.

MAGNACHIP SEMICONDUCTOR, LTD.

By:	/s/ Young-Joon Kim	Date:	April 30, 2015
Name:	Young-Joon Kim
Title:	Representative Director

TAE YOUNG HWANG

/s/ Tae Young Hwang		Date:	April 30, 2015